Exhibit 10.2
FIRST AMENDMENT TO CREDIT AGREEMENT
THIS FIRST AMENDMENT (this “Amendment”), dated April 29, 2014, is entered into by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and SKULLCANDY, INC., a Delaware corporation (“Borrower”).
RECITALS
Borrower and Bank are parties to a Credit Agreement dated August 19, 2013 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
Borrower has requested that certain amendments be made to the Credit Agreement, which Bank is willing to make pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
1.Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.
2.Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“1.1    LINE OF CREDIT.
(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 19, 2018, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000) (“Line of Credit”) (as such amount may be reduced pursuant to Section 1.1(d) below), the proceeds of which shall be used for general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by an amended and restated promissory note dated as of April 29, 2014 (as amended, restated or otherwise modified from time to time, the “Line of Credit Note”), all terms of which are incorporated herein by this reference.
(b)    Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Ten Million Dollars ($10,000,000) (as such amount may be reduced pursuant to Section 1.1(d) below) less the undrawn amount of all Letters of Credit.
(c)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and commercial letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Dollars ($5,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that (i) subject to the following clause (ii), any Letter of Credit with an initial term not exceeding three hundred sixty-five (365) days may provide, upon Borrower’s request and at Bank’s discretion, for its automatic renewal for additional periods not exceeding three hundred sixty-five (365) days and (ii) no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.
(d)    Borrowing, Repayment, Reduction and Termination by Borrower. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnified Person under this Agreement with respect to any Indemnified Liabilities, Borrower may terminate the Line of Credit at any time prior to August 19, 2018, if it delivers a written notice to Bank of its intention to do so at least ten (10) days prior to the proposed termination date and Bank shall, at Borrower’s expense, release or terminate any filings or other agreements that perfect Bank’s security interest in or liens on the Collateral (as defined herein and in any other Loan Documents), upon Bank’s receipt of each of the following, in form and content satisfactory to Bank: (a) cash payment in full of all obligations of Borrower to Bank under the Loan Documents, including without limitation, the payment of all indebtedness, obligations and liabilities of Borrower to Bank under the Credit Agreement and the other Loan Documents (other than Unasserted Contingent Indemnification Claims), and completed performance by Borrower with respect to its other obligations under the Loan Documents, (b) evidence that any obligation of Bank to extend credit to Borrower under any Loan Document has been terminated, (c) a general release of all claims against Bank by Borrower and each of its Subsidiaries party to any Loan Document relating to Bank’s performance and obligations under the Loan Documents, and (d) an agreement by Borrower and each of its Subsidiaries party to any Loan Document to indemnify Bank for any payments received by Bank that are applied to the obligations of Borrower to Bank under the Loan Documents as a final payoff that may subsequently be returned or otherwise not paid for any reason.”
3.Section 4.9 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“4.9    FINANCIAL CONDITION. Maintain the financial condition of Borrower and its Subsidiaries on a consolidated basis as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Total Liabilities divided by Tangible Net Worth not greater than 1.1 to 1.0 as of the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2014, with “Total Liabilities” defined as the aggregate of current liabilities and long-term liabilities, measured on a consolidated basis, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets, measured on a consolidated basis.
(b)    Current Ratio not less than 2.0 to 1.0 as of the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2014, with “Current Ratio” defined as (i) total current assets, measured on a consolidated basis, divided by total current liabilities, measured on a consolidated basis.
(c)    EBITDA Coverage Ratio not less than 2.0 to 1.0 as of the last day of each fiscal quarter, determined on a rolling 4-quarter basis, beginning with the fiscal quarter ending March 31, 2014, with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, all measured on a consolidated basis, and with “EBITDA Coverage Ratio” defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt, all measured on a consolidated basis.”
4.Section 7.17 of the Credit Agreement is hereby amended by adding the following definitions:
“Current Ratio” has the meaning specified therefor in Section 4.9(b).
“EBITDA” has the meaning specified therefor in Section 4.9(c).
“EBITDA Coverage Ratio” has the meaning specified therefor in Section 4.9(c).
5.Section 7.17 of the Credit Agreement is hereby further amended by deleting the definition of “Asset Ratio” therefrom.
6.No Other Changes. Except as specifically provided herein, all terms and conditions of the Credit Agreement shall remain in full force and effect, without waiver or modification.
7.Conditions Precedent. This Amendment shall be effective when Bank shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Bank in its discretion:
(a)The Amended and Restated Revolving Line of Credit Note.
(b)The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by AG Acquisition Corporation and Skullcandy North America, LLC (each a “Guarantor”).
(c)A Certificate of the Secretary of Borrower certifying as to (i) the resolutions of the board of representatives of Borrower approving the execution and delivery of this Amendment, (ii) the fact that the organizational documents of Borrower, which were certified and delivered to Bank pursuant to the Certificate of Authority of Borrower dated as of August 19, 2013, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of Borrower who have been certified to Bank, pursuant to the Certificate of Authority of Borrower dated as of August 19, 2013, as being authorized to sign and to act on behalf of Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of Borrower.
(d)Such other matters as Bank may require.

8.Representations and Warranties. Borrower hereby represents and warrants to Bank as follows:
(a)Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and each of this Amendment and all such other agreements and instruments has been duly executed and delivered by Borrower and constitutes the legal, valid and binding agreement and obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)The execution, delivery and performance by Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or any of Borrower’s interest holders, other than authorizations, consents or approvals that have been obtained and that are still in force and effect, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower, or the certificate of incorporation or bylaws of Borrower, (iii) contravene any provision of Borrower’s organization documents, (iv) result in a material breach of or constitute a material default under any contract, obligation or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected or (v) result in or require the creation or imposition of any lien or other encumbrance of any nature whatsoever upon any assets of Borrower.
(c)Borrower hereby remakes all representations and warranties contained in the Credit Agreement and all of the representations and warranties contained in Article II of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
9.References; Affirmation. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby. Borrower hereby reaffirms all covenants set forth in the Loan Documents. The existing Loan Documents, except as amended by this Amendment or, as applicable, as amended (or amended and restated) by a separate agreement or instrument in connection herewith, shall remain in full force and effect, and each of them is hereby ratified and confirmed by Borrower and Bank. Borrower and Bank intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Line of Credit or other obligations of Borrower evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Line of Credit or other obligations of Borrower; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the liens or other encumbrances on any collateral granted pursuant to the Credit Agreement or any of the other Loan Documents evidencing, governing or creating liens or other encumbrances on any collateral. This Amendment and the Credit Agreement shall be read together, as one document. Borrower further certifies that as of the date of this Amendment there exists no Event of Default, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
10.No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Bank, whether or not known to Bank and whether or not existing on the date of this Amendment.
11.General Release. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower and each Guarantor hereby agree as follows (“General Release”):

(a)Borrower and each Guarantor, for itself and on behalf of its respective successors and assigns, do hereby release, acquit and forever discharge Bank, all of Bank’s predecessors in interest, and all of Bank’s past and present officers, directors, attorneys, affiliates, employees, and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a “Released Claim” and collectively, the “Released Claims”), that Borrower or any Guarantor now has or may acquire as of the later of: (i) the date this Amendment becomes effective through the satisfaction (or waiver by Bank) of all conditions hereto; or (ii) the date that Borrower and each Guarantor have executed and delivered this Amendment to Bank (hereafter, the “Release Date”), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank’s predecessors in interest, to Borrower or any Guarantor, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.
(b)Borrower and each Guarantor hereby acknowledge, represent and warrant to Bank that they agree to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower and each Guarantor hereby waive and release all rights and benefits which they might otherwise have under any state or local laws or statutes with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.
(c)Borrower and each Guarantor hereby acknowledge that each of them has had an opportunity to obtain a lawyer’s advice concerning the legal consequences of each of the provisions of this General Release.
(d)Borrower and each Guarantor hereby specifically acknowledge and agree that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower and each Guarantor to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.
12.Costs and Expenses. Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Bank on demand for all costs and expenses incurred by Bank in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all fees and distributions of counsel to Bank for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.
13.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
14.Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
[The remainder of this page intentionally left blank.]Signature Page to First Amendment
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Richard J. Lambert Name: Richard J. Lambert Title: Senior Vice President	SKULLCANDY, INC. By: /s/ Jason Hodell Name: Jason Hodell Title: Chief Financial Officer

Acknowledgment and Agreement of Guarantor to First Amendment

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS
Each of the undersigned, each a guarantor of the indebtedness of Skullcandy, Inc. (“Borrower”) to Wells Fargo Bank, National Association (“Bank”), pursuant to a Continuing Guaranty dated August 19, 2013 (each, a “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 11 of the Amendment) and execution thereof; (iii) reaffirms (A) all obligations to Bank pursuant to the terms of its Guaranty and the terms of the Third Party Security Agreement dated as of August 19, 2013 (each, a “Security Agreement”) between it and Bank, (B) its waivers of each and every one of the defenses to such obligations as set forth in its Guaranty and/or its Security Agreement, and (C) that its obligations under its Guaranty and its Security Agreement are separate and distinct from the obligations of any other party under the foregoing Amendment and the other Loan Documents; (iv) acknowledges that the “Indebtedness” (as defined in its Security Agreement) and obligations secured by its Security Agreement include all obligations of the undersigned under its Guaranty, and that the term “Guaranty” as referenced in its Security Agreement includes its Guaranty; and (v) acknowledges that (A) the term “Loan Documents” as used in its Guaranty means such documents as they may be amended or otherwise modified and (B) Bank may amend, restate, extend, renew or otherwise modify the Credit Agreement, any Loan Document and any other instrument or agreement of Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of Borrower’s present and future indebtedness to Bank.

AG ACQUISITION CORPORATION By: /s/ Jason Hodell Name: Jason Hodell Title: Chief Financial Officer
SKULLCANDY NORTH AMERICA, LLC By: /s/ Jason Hodell Name: Jason Hodell Title: Chief Financial Officer